UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.  20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)	March 29, 2021

TENNANT COMPANY

(Exact name of registrant as specified in its charter)

Minnesota	1-16191	41-0572550
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

701 North Lilac Drive, P.O. Box 1452 Minneapolis, Minnesota	55440
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code	(763) 540-1200

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, par value $0.375 per share	TNC	New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On April 1, 2021, Tennant Company (the “Company”) announced the appointment of Fay West as Senior Vice President, Chief Financial Officer, effective April 15, 2021. Ms. West will also serve as the Company’s principal accounting officer.  Tom Paulson, who has served as the Company’s Interim Chief Financial Officer since January 4, 2021, will cease serving in such position effective at the close of business on April 14, 2021 and will continue as an employee for a transition period at his current compensation level through April 30, 2021.

Ms. West, age 52, currently serves as Senior Vice President and Chief Financial Officer of SunCoke Energy, Inc., a producer of the raw material coke, a position she has held since October 2014. Prior to that time, she had been Vice President and Controller of SunCoke since February 2011. Prior to joining SunCoke, she held various accounting and financial reporting positions of increasing responsibility at United Continental Holdings, Inc., PepsiAmericas, Inc., and GATX Corporation. Ms. West also is a director of Quaker Houghton, where she serves as chair of the Audit Committee and a member of the Governance Committee. In addition, from July 2012 through June 2019, Ms. West served as a director of SunCoke Energy Partners GP LLC, the general partner of SunCoke Energy Partners, L.P., the former master limited partnership subsidiary of SunCoke.

In connection with the commencement of Ms. West’s employment, the Compensation Committee of the Company’s Board of Directors (the “Committee”) approved Ms. West’s annual base salary of $530,000.  The Committee approved a short-term incentive plan target equal to 70% of base salary and a long-term incentive plan target equal to 160% of base salary, both effective for grants for fiscal 2021 and with eligibility as if Ms. West had been in such position for the full year.  Ms. West will also receive a $100,000 cash sign-on bonus that is subject to pro-rated repayment if Ms. West voluntarily resigns within one year after she commences employment. Ms. West is also entitled to the grant of a one-time restricted stock unit (RSU) award with a grant date fair value equal to $1,100,000 that vests as to 50% of the units on each of the first and second anniversaries of the date of grant. The long-term incentive plan awards and the one-time RSU are both subject to the terms of the standard forms of award agreements for executive officers, will be granted upon the commencement of Ms. West’s employment or the first date thereafter on which the Company’s stock trading window is open and are granted outside of the Company’s shareholder-approved equity compensation plan pursuant to the inducement grant exemption under the NYSE listing standards.  Ms. West is also entitled to relocation payments in connection with her relocation to Minnesota on or before the end of the summer of 2022, which payments are subject to the Company’s relocation program and repayment if Ms. West voluntarily resigns within the first two years following such relocation. Ms. West will also be a participant under the Company’s Executive Officer Severance Plan.

A press release announcing Ms. West’s appointment is attached as Exhibit 99.

Item 9.01.	Financial Statements and Exhibits.

(d)	Exhibits

99	News Release dated April 1, 2021, announcing CFO appointment.

104	Cover Page Interactive Data File (formatted as Inline XBRL and contained in Exhibit 101).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Tennant Company

Date: April 1, 2021	By:	/s/ Kristin A. Stokes
Kristin A. Stokes Senior Vice President, General Counsel and Secretary